White Mountain Completes $2 million Debt Funding with NEXO

SANTIAGO, Chile, March 23, 2016 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) is pleased to announce the completion of a $2,000,000 debt funding agreement with NEXO WMTM Holdings, LLC, a subsidiary of NEXO Capital Partners, LLC (collectively “NEXO”).

Under the terms of the Loan Agreement dated and entered into on March 16, 2016 (the “Loan Agreement”), the Company borrowed $2,000,000 from NEXO which was evidenced by a 7% Senior Convertible Promissory Note (the “Note”). The Note is convertible into shares of our Series A Preferred Stock (the “Series A Preferred Stock”), and the transaction includes demand and piggyback registration rights under the terms of the Registration Rights Agreement entered into on March 16, 2016, with Nexo to register the resale of the common shares issuable upon conversion of the Series A Preferred Stock. Under the terms of the Loan Agreement, the Company also issued three-year warrants to purchase up to 8,333,333 common shares of the Company at $0.30 per share. Finally, under the terms of the Loan Agreement, the Company entered into an exclusive Assignment of Development Rights (the “Development Assignment Agreement”) with NEXO Water Ventures, LLC (“NEXO Water”), another subsidiary of NEXO. The Development Assignment Agreement relates to the proposed desalination plant to be constructed in connection with the Company’s Cerro Blanco mining project in Chile to fund, construct, and manage a desalination plant which forms part of White Mountain’s Cerro Blanco mining project in Chile. Complete details of the transaction with NEXO are available in a recent 8-K filing.

Mr. Andrew Sloop, who was appointed a director of the Company on March 4, 2016, is a Partner of NEXO Capital Ventures.

NEXO is a US private equity firm which specializes in the business development of new technologies through strategic project acquisition and technology-implementation opportunities. NEXO proposes to integrate the use of proven high recovery desalination technologies within the design of the desalination project. By incorporating the proven high recovery desalination technologies into the design at Cerro Blanco, the parties intend to significantly increase the fresh water recovery over that achievable through reverse osmosis alone.

The Company has granted to NEXO Water the exclusive right to fund and develop the Company’s proposed desalination plant in connection with the Cerro Blanco project, and the parties will negotiate in good faith to create a joint venture and determine an equity split, within industry standards, to share proceeds from future sales of water. Once the Cerro Blanco mine is operational, water requirements for the mine and processing plant will be made available to the project at concessionary rates.

Commenting on the Loan Agreement, Michael Kurtanjek, Interim CEO of White Mountain, said, “In keeping with our commitment to advance the Cerro Blanco mine project to a final engineering stage as quickly as possible, the early construction of the associated desalination plant has always been a top priority. We look forward to working with NEXO, who will bring not only the necessary finance to construct the desalination plant but also the technology which could significantly increase fresh water recoveries. With NEXO assuming the funding responsibility for the water plant, this will significantly reduce the projected Capex figure for the Cerro Blanco rutile project.”

Andrew Sloop added, “I’m delighted to join the White Mountain team and be associated with the development of a world class asset. NEXO already has a significant presence in Chile, and it is for that reason, that a partnership with White Mountain makes good business sense. The project already has the EIS approval in hand, and I look forward to working as a Board member, to ensure a sustainable and profitable mining enterprise at Cerro Blanco.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. In May 2015, the Company received full environmental approval for its Cerro Blanco project. The Company's principal objectives are to develop its desalination plant and to advance the Cerro Blanco project towards a bankable engineering study and secure funding or other arrangements to place the project into production, if ultimately warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the Company’s periodic and other reports filed with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

White Mountain Titanium Corporation

Michael P. Kurtanjek, President & Interim CEO
011 562 2657 1800

SOURCE White Mountain Titanium Corporation